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                                                                    EXHIBIT 10.8

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

         This Second Amendment to Employment Agreement (this "Amendment") dated and effective as of September 1, 1999, by and between Precision Response Corporation, a corporation organized and existing under the laws of the State of Florida ("Company"), and David L. Epstein ("Executive").

                               W I T N E S S E T H

         WHEREAS, Company currently employs Executive pursuant to that certain Employment Agreement dated May 15, 1996, by and between Company and Executive, as previously amended by that certain Amendment to Employment Agreement dated and effective as of April 1, 1999, by and between Company and Executive (collectively, the "Employment Agreement"); and

         WHEREAS, Company and Executive desire to amend one of the provisions of the Employment Agreement as set forth herein.

         NOW THEREFORE, the parties agree that the Employment Agreement shall be amended effective as of and after the date hereof as follows:

         1. Schedule 6(e) to the Employment Agreement is amended to provide, immediately following the existing description of the Split Dollar Plan, and as an addition thereto, the following:

                  "Company shall also commence funding a portion of the premiums due on a life insurance policy dated September 25, 1997, and issued September 26, 1997, by New York Life Insurance Company insuring the lives of Executive and his spouse, Jodi A. Epstein, pursuant to a separate written "Split Dollar Agreement and Collateral Assignment" in the form executed by two separate trusts administered for the benefit of Executive's family, one of which is the owner of the insurance policy, and Company, as same may be amended from time to time."

         2. Except as otherwise specifically modified by this Amendment, all terms, conditions and provisions of the Employment Agreement shall remain effective and shall continue to operate in full force throughout the entire term of the Employment Agreement, as amended hereby.

         3. This Amendment shall be governed by and construed pursuant to the laws of the State of Florida.

         4. This Amendment may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

                                 PRECISION RESPONSE CORPORATION

                                 BY: /s/ MARK J. GORDON
                                    -----------------------------------------
                                         Mark J. Gordon, Chairman of the Board

                                     /s/ DAVID L. EPSTEIN
                                    -----------------------------------------
                                         DAVID L. EPSTEIN



































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                    THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

         Third Amendment to Employment Agreement (this "AMENDMENT") dated as of January 12, 2000 and effective as of the Effective Time (as defined below), between Precision Response Corporation, a Florida corporation ("COMPANY"), and David Epstein ("EXECUTIVE"). "EFFECTIVE TIME" has the meaning set forth in the Merger Agreement described below.

         Company currently employs Executive pursuant to that certain Employment Agreement, dated May 15, 1996, as amended as of April 1, 1999 and September 1, 1999, between Company and Executive (collectively, the "AGREEMENT");

         Company has entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") with USA Networks, Inc., a Delaware corporation ("USAi"), and its wholly-owned subsidiary ("MERGER SUB"), pursuant to which Company has agreed to merge with and into Merger Sub, subject to certain terms and conditions. It is a material condition to such merger (the "MERGER") that Executive enter into this Amendment, and Executive has agreed to enter into this Amendment in consideration of, among other things, the benefits to be received by the Executive in connection with the Merger.

          The parties agree that the Agreement shall be amended effective on and after the Effective Time (whether or not the Executive continues to be employed by the Company at such time) as follows:

         1. Paragraph 1 of the Agreement is amended by adding the following sentence between the second and third sentences thereof:

         "Executive shall report directly to the President of USAi's Electronic Commerce and Services division (the "REPORTING OFFICER")."

In addition, the third sentence of paragraph 1 of the Agreement is amended by replacing the words "Board of Directors of the Company or the Chairman of the Board" with "Reporting Officer".

         2. (a) Paragraph 6(b) of the Agreement is deleted in its entirety, and Executive hereby waives and releases any and all rights or benefits that he may now have to be granted any stock options thereunder in respect of the years ended December 31, 1996, December 31, 1997 and December 31, 1998 (but excluding the year ended December 31, 1999 in which it is acknowledged Executive was granted stock options thereunder) and in respect of any year commencing after December 31, 1999.

            (b) At or immediately following the Effective Time and provided that Executive continues to be employed by the Company at such time, in consideration of Executive's entering into this Amendment and continued employment with the Company at the Effective Time, Executive shall be granted under USAi's 1997 Stock and Annual Incentive Plan

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a non-qualified stock option to purchase 75,000 shares of USAi common stock on the standard terms and conditions for option grants by USAi to its employees.

         3. Paragraph 7(d) of the Agreement is deleted in its entirety.

         4. The heading to paragraph 8(a) of the Agreement is amended by deleting the words "Voluntary Termination," and the first sentence of paragraph 8(a) of the Agreement is amended by deleting the words "voluntary or" in the second line thereof.

         5. The first sentence of paragraph 8(c) of the Agreement is amended by deleting the words "or upon expiration of the Employment Term pursuant to the terms of paragraph 2 hereof" from the fourth and fifth lines thereof.

         6. Paragraph 10 of and Schedule 10 to the Agreement are deleted in their entirety and the Registration Rights Agreement, dated as of May 15, 1996, between Company and Executive is terminated in its entirety.

         7. The Agreement is amended to add a new paragraph 20 at the end thereof as follows:

            20. Non-Disclosure of Confidential Information

                  A. Confidential Information. Executive acknowledges that
            Executive has been informed by Company of Company's policy to maintain as secret and confidential all information and materials relating to (i) the financial condition, operations, business and interests of Company, (ii) the systems, know-how, records, products, services, cost information, inventions, computer and Internet software, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets from time to time acquired, sold, developed, maintained and/or used by Company, and (iii) the nature and terms of Company's relationships with its clients, suppliers, lenders, underwriters, vendors, consultants, independent contractors, attorneys, accountants and employees (all such information and materials being hereinafter collectively referred to as "Confidential Infomation"). Executive further acknowledges that such Confidential Information is of great value to Company and has been developed by Company as a result of substantial effort and expense and that Executive has been and will be given access to Company's clients and prospective clients because of Executive's business position with Company. Therefore, Executive understands that it is reasonably necessary to protect Company's goodwill, trade secrets and business interests that Executive agree and, accordingly, Executive does hereby agree, that Executive will not directly or indirectly (except where authorized by the Board of Directors or Chairman of the Board of Company for the benefit of



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            Company and/or as required in the course of employment) at any time hereafter divulge or disclose for any purpose to any persons, firms, corporations or other entities (hereinafter referred to collectively as "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by law.

                  B. Company's Materials. In accordance with the foregoing,
            Executive furthermore agrees that (i) Executive will at no time retain or remove from the premises of Company any products, prototypes, drawings, notebooks, computer or Internet software or discs, tapes or similar containers of software, manuals, data, books, records, materials or documents of any kind or description of Company or related to its business for any purpose unconnected with the performance of Executive's duties with Company and (ii) upon the cessation or termination of Executive's employment with Company for any reason, Executive shall forthwith deliver or cause to be delivered up to Company any and all drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials and other documents and materials in Executive's possession or under Executive's control relating to any Confidential Information or any other material or thing which is the property of Company.

         8. The Agreement is amended to add a new paragraph 21 at the end thereof as follows:

            21.   Covenant Not-To-Compete

                  In view of (a) the Confidential Information to be obtained by or disclosed to Executive, and (b) the consideration received by Executive in connection with the merger (the "Merger") of the Company with and into a wholly-owned subsidiary of USA Networks, Inc. ("USAi"), a Delaware corporation, the options to purchase stock in USAi granted to Executive as of the Effective Time and the consideration payable to Executive under this Agreement, and as a material inducement to USAi to enter into the Merger, Executive covenants and agrees that, for as long as Executive is employed by Company and for a period of two (2) years after the later of (A) the last day of the Initial Term (if Executive ceases for any reason to be employed by Company before the expiration of the Initial Term) and (B) the date on which Executive ceases for any reason to be employed by Company, Executive shall not, directly or indirectly,
            (i) engage in any venture, enterprise, activity or business, passively or actively, as an owner, consultant, adviser, participant, employee, agent or in any



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            other capacity, competitive with the business in which Company is engaged or involved during the period that Executive is employed by Company and, in the case of the period after termination of employment, in which Company is engaged or involved as of the date Executive ceases for any reason to be employed by Company, anywhere within the continental United States, including, without limitation, the sale of any products or services sold or offered by Company to any person or entity who is or was a client of Company and for or to whom Company is performing services or selling products or for or to whom Company has performed services or sold products at any time during the one-year period ending on Executive's termination of employment, or (ii) solicit the services of, or hire, directly or indirectly, whether on Executive's own behalf or on behalf of others, any managerial or executive employee, account manager or other sales or marketing employee, programmer, information services employee (including, without limitation, network or other information services or Internet operation employee) or database management or marketing employee of Company who was or is employed by Company at any time during the two-year period ending on the date of termination of Executive's employment. Notwithstanding the foregoing, nothing in this paragraph 21 shall prohibit Executive from owning as a passive investor beneficially and/or of record less than 5% of the outstanding equity securities of any entity whose equity securities are registered under the Securities Exchange Act of 1934, as amended, or are listed for trading on any United States or foreign stock exchange. Executive acknowledges that the business of Company is national in scope, that one can effectively compete with such business from anywhere in the continental United States, and that, therefore, such geographical area of restriction is reasonable in the circumstances to protect Company's trade secrets and other legitimate business interests.

         9. The Agreement is amended to add a new paragraph 22 in its entirety as follows:

            22. Company's Remedies for Breach of Paragraphs 20 and 21

            Executive covenants and agrees that if Executive shall violate or breach any of Executive's covenants or agreements provided for in paragraph 20 or 21 hereof, Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration and benefits which Executive directly or indirectly has realized and realizes as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of paragraph 20 or 21 hereof, Company shall be entitled to a temporary and permanent




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            injunction or any other appropriate decree of specific performance or equitable relief from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Executive. Company shall be entitled to such injunctive or other equitable relief in addition to any ascertainable damages which are suffered, together with reasonable attorneys' and paralegals' fees and costs and other costs incurred in connection with any such litigation, both before and at trial and at all tribunal levels. It is understood that resort by Company to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Company may have with respect to such breach or violation.

         10. The Agreement is amended to add a new paragraph 23 in its entirety as follows:

            23. Reasonableness of Restrictions

                  A. Reasonableness. Executive acknowledges that any breach or violation of paragraph 20 or 21 hereof will cause irreparable injury and damage and incalculable harm to Company. Executive further acknowledges that Executive has carefully read and considered the provisions of paragraphs 20, 21 and 22 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including, but not limited to, the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and good will of Company.

                  B. Severability. Executive understands and intends that each provision and restriction agreed to by Executive in paragraphs 20, 21 and 22 hereof shall be construed as separate and divisible from every other provision and restriction. In the event that any one of the provisions of, or restrictions in, paragraphs 20, 21 and/or 22 hereof shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction (which a court, in lieu of striking a provision entirely, is urged by the parties to
            do), the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included. In the event that any such provision relating to time period, geographical and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical or type of restriction such court deems reasonable and enforceable, said time period, geographical and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period or geographical





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            area and/or type of restriction which such court deems reasonable and enforceable.

                  C. Survivability. The restrictions, acknowledgments, covenants and agreements of Executive set forth in paragraphs 20, 21, 22 and 23 of this Agreement shall survive any termination of this Agreement or of Executive's employment (for any reason, including expiration of the Employment Term).

                  D. Definition of Company. For purposes of paragraphs 20, 21,
            22 and 23 of this Agreement, the term "Company" includes the Company and all wholly-owned subsidiaries of Company.

         11. Except as otherwise specifically modified by this Amendment, all terms, conditions and provisions of the Agreement shall remain effective and shall continue to operate in full force throughout the entire term of the Agreement, as amended hereby.

         12. This Amendment shall be governed by and construed pursuant to the laws of the State of Florida. Any and all disputes between the parties which may arise pursuant to the Agreement, as amended by this Amendment, will be heard and determined before an appropriate federal court in Florida, or, if not maintainable therein, then in an appropriate Florida state court.

         13. This Amendment may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.

         14. If the Merger Agreement is terminated before the Effective Time, this Amendment shall be null and void and of no force or effect.

         The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                  PRECISION RESPONSE CORPORATION



                                  By: /s/ Mark Gordon
                                      ------------------------------------------
                                      Name: Mark Gordon
                                      Title: Chairman



                                      /s/ David Epstein
                                      ------------------------------------------
                                      David Epstein






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